Exhibit 99.1

NEWS RELEASE

Golden Queen Announces Financial Results for

the Year Ending December 31, 2018

and Update of the Proposed Corporate Transaction

VANCOUVER, BRITISH COLUMBIA – March 25, 2019 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces its financial results for the year ended December 31, 2018 at its 50%-owned Soledad Mountain gold-silver mine (the “Mine”) located south of Mojave, California. The financial results were filed today on Form 10-K with the United States Securities and Exchange Commission. All amounts are illustrated in thousand US dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Mine unless otherwise stated.

2018 Highlights

●	A total of 4.51 million tons of ore and 13.0 million tons of waste were mined in 2018 (waste to ore strip ratio of 2.9)
●	The plant processed a total of 3.52 million tons of ore at an average gold grade of 0.022 ounces per ton and an average silver grade of 0.360 ounces per ton
●	2018 production totaled 42,282 ounces of gold and 393,007 ounces of silver
●	2018 gold sales totaled 42,252 ounces and silver sales totaled 372,724 ounces
●	Revenues of $58.403 million
●	Total cash cost net of by-product credits of $998 per ounce sold ($997 per ounce produced)(1)
●	Cash used in operating activities of $12,864 as a result of increased in-process inventory.

The Company had revenue from operations for the year ended December 31, 2018 in the amount of $58.4 million from the sale of 42,252 ounces of gold and 372,724 ounces of silver.

The Company incurred $44.5 million in costs of sales, excluding depreciation and depletion.

The Company recorded an attributable net and comprehensive loss of $7.06 million ($0.03 loss per share) during the year ended December 31, 2018 as compared to an attributable net and comprehensive loss of $1.17 million ($0.01 loss per share) during the year ended December 31, 2017.

The Company had, on a consolidated basis, $178.77 million in assets, including $6.73 million in cash and restricted cash, and a working capital deficit of $11.11 million as at December 31, 2018, compared with $154.82 million in assets, including $2.94 million in cash, and working capital deficit of $13.10 million as at December 31, 2017.

During the year ended December 31, 2018, the cash used in operating activities was $12.86 million. The current liability on the note payable due May 19, 2019 was $24,690 at year end. No dividends were received from LLC in 2018 and 2017.

The results for the year ended on December 31, 2018 are summarized in the table below:

Financial position as at:	Year Ended December 31, 2018	Year Ended December 31, 2017
Select Items - On a consolidated basis	$ 000	$ 000
Cash, including restricted cash	6,730	2,937
Property, plant, equipment and mineral interests	135,818	141,848
Total assets	178,770	154,816
Working capital surplus / (deficit)	(11,107)	(13,102)
Current liabilities	42,330	25,766
Long term liabilities	21,707	42,036
**
Results for the year ended on:	December 31, 2018	December 31, 2017
Item	$ 000	$ 000
Net loss and comprehensive loss attributable to the Company	(7,059)	(1,165)
Basic and diluted loss per share attributable to the Company	(0.03)	(0.01)

Golden Queen’s Annual Report on Form 10-K for the year ended December 31, 2018 is available on the Company’s website at www.goldenqueen.com, and will be available on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

2018 Operational Highlights

Mining of East Pit progressed on schedule and grade was higher than planned. Plant production increased with monthly gold delivery to pad, albeit with a 120-150 days lag. Mine management believes leach kinetics are slower with ore from the East Pit, but overall recovery is expected to remain as predicted in the feasibility study. During the year, over 20,000 feet of definition drilling in the East Pit has been conducted, yielding better understanding of ore veins location and potential new vein discoveries requiring follow up drilling. Capitalized investment totaled $ 7.31 million, mainly for two (2) 100-ton haul trucks, a drill and a fuel truck, as well as various support equipment required for both the mine and plant.

During the final quarter of 2018, ore loaded to pad was 20% under budget mainly caused by a number of mechanical issues in the primary and secondary crushing areas. Although average ore grade loaded on the pad was better than plan by 7%, Au ounces loaded fell short of the target by about 14% due to the lower tonnage.

A number of improvements to the crushing process have been implemented, including the replacement of the secondary crusher with a larger unit in early 2019.

During the year, the operation registered an increase of in-process inventory. There are two reasons for this situation. There is now approximately two months of ore production stockpiled in the pit. This was caused by the above plan ore tonnage in the East Pit in the first half of 2018. The second cause is that the wet process is currently limited in the amount of solution that can be placed on the leach pad. This issue limits the tonnage of ore under leach, resulting in higher gold in inventory on the pad. Management has designed a solution to the problem and it will be implemented when all permits are obtained.

Proposed Corporate Transaction

Despite extensive efforts by the Company and Management, the operations at the Soledad Mountain Project have not generated sufficient free cash flow to pay the dividends required to meet the debt obligations of the Company, which are due on May 21, 2019. In addition, the operation is expected to require additional capital to continue, based on the current mine plan.

Golden Queen has been unable to attract sufficient capital, other than through loans and investment from members of the Clay family and associated entities (the “Clay Group”). Members of the Clay Group have been involved with Golden Queen for many years and have made significant investments in, and provided multiple loans to, Golden Queen. In addition, 50% of GQM LLC is owned by Gauss LLC. 75.46% of Gauss LLC is owned by Gauss Holdings LLC (wholly-owned by Jefferies Financial Group), and the remaining 24.54% is owned by Auvergne LLC, an investment entity of the Clay Group.

Recent financing by members of the Clay Group included the Second Amended and Restated Term Loan Agreement dated as of November 21, 2016, as amended (the “GQM Loan”). The GQM Loan for was a principal amount of US$31 million, due on May 21, 2019 with an annual interest rate of 8%, payable quarterly. In November 2017, Golden Queen and the Clay Group agreed to amend the GQM Loan by reducing the 2018 quarterly and 2019 first quarter principal payments from US$2.5 million to US$1 million, adding the reduction of such payments pro-rata to the remaining 2019 payments, and increasing the annual interest rate from 8% to 10% effective January 1, 2018. A payment of $1.7 million under the GQM Loan was due on January 1, 2019 but was extended to February 1, 2019 and then further extended to February 8, 2019 to allow Golden Queen to avoid making any payments in the context of an eventual Transaction that would resolve the outstanding debt.

The Clay Group has also provided loans to GQM LLC, through Gauss LLC, to fund operation and development of the Soledad Mountain Project. In October 2018, GQM LLC entered into an agreement with Gauss Holdings LLC and Auvergne LLC (the “Lenders”) whereby the Lenders extended a revolving credit loan facility to GQM LLC (the “Facility”) in the amount of US$20 million. Under the terms of the agreement, the maturity date of the Facility is March 31, 2020 and the annual interest rate on drawn amounts is 8%. GQM LLC has made an initial US$5 million draw on the Facility. The Facility is secured by a pledge of Golden Queen’s equity interest in GQM LLC.

During the period between September 2018 and January 4, 2019, Thomas M. Clay first engaged in discussions with the Board and management of the Company regarding the existing indebtedness of the Company to the Clay Group and the impending debt payment deadlines under the GQM Loan. Mr. Clay informed the Board and the management of the Company that the Clay Group and its related entities would no longer extend the GQM Loan or provide further financing to the Company.

On January 4, 2019, the Clay Group delivered a preliminary, non-binding proposal letter (the “Non-Binding Term Sheet”) to the Company detailing a proposal to acquire all of the Company’s interests in GQM LLC for a purchase price consisting mainly of the extinguishment of all indebtedness owing to the Clay Group under the GQM Loan, the surrender of all Shares, warrants and options of the Company held by the Clay Group for cancellation and a cash payment of $3 million. The Non-Binding Term Sheet also included a 30-day go-shop period among other terms.

Following receipt of the term sheet, the Board formed a Special Committee of independent directors comprised of Messrs. Paul Blythe, Bryan Coates and Bernard Guarnera, to review and evaluate the proposal and alternatives. The special committee retained independent legal counsel to advise the Company and the Special Committee of its rights and obligations in connection with the Non-Binding Term Sheet.

The Special Committee submitted a counter proposal to the Clay Group providing for a significant increase in the cash component of the purchase price as well as a number of other provisions for the benefit of the Company post-transaction. At the same time, the Special Committee directed management of the Company to engage Maxit Capital LP to identify alternatives to the Clay Group proposal and alternative sources of financing that could be pursued to replace the indebtedness to the Clay Group. The Clay Group rejected the Company’s counter proposal, but discussions continued between representatives of the Company and the Clay Group.

The Special Committee received legal advice on the avenues available to the Company if it were to pursue a proceeding under either Canadian or US insolvency protections in order to secure further time to identify alternative transactions. During this period of time, Maxit worked with the Company to reach out to entities that had historically shown interest in transacting with the Company. In parallel to these discussions, the Special Committee retained Ernest & Young LLP (“EY”) on January 18, 2019 to commence work on a Formal Valuation and Fairness Opinion.

On January 30, 2019, the Special Committee met with Canadian and US legal counsel to the Company, independent counsel to the Special Committee, Maxit and EY to review the status of negotiations with the Clay Group, to receive an update on Maxit’s work to identify alternatives to the proposal from the Clay Group and to hear EY’s Preliminary Valuation and Fairness Opinion. At the conclusion of this discussion the Special Committee determined that a formal proposal to the Clay Group should be made. The formal proposal was delivered to counsel to the Clay Group and was not accepted, but as a result of further negotiations over several more days, an agreement was reached February 5 on the material terms of a transaction including a longer “go shop” period, a lower break fee payable by the Company in the event of a Superior Proposal during the “go shop” period, the addition of a contingent payment in certain instances of a resale of the project by the Clay Group prior to June 30, 2020, and an increase in the cash component payable to the Company by the Clay Group. The agreed upon material terms were reflected in a final letter of intent, which was subsequently replaced with a formal Share Purchase Agreement.

Mr. Clay resigned as Golden Queen’s Chief Executive Officer and from the board of directors and all managerial positions with the Company and its wholly owned subsidiaries, prior to entering into the Share Purchase Agreement.

Following execution of the Share Purchase Agreement, the Company worked with Maxit to ensure that interested parties that could potentially provide alternatives to the Transaction were again contacted and made aware of the specific terms of the transaction. The Company will continue to seek options to the Share Purchase Agreement until the end of the go shop period, being April 1, 2019.

Under the terms of the agreement the Company is required to hold a shareholder meeting to obtain approval to the sale of the Company’s interest in GQM LLC. A shareholder meeting has been scheduled for May 13, 2019 for this purpose.

Technical Information

The scientific and technical content of this news release was reviewed, verified and approved by Golden Queen Mining Company LLC’s Timothy Mazanek, SME, a qualified person as defined by National Instrument 43-101.

About Golden Queen Mining Co. Ltd.:

Golden Queen is a gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution with Respect to Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology Forward-looking statements include but are not limited to, statements related to expected production rates, ore output and grade results, plans and intentions with respect to activities on the Project, and the results of ongoing drilling supporting past resource estimates, the ability of the Company to consummate the Transaction on the terms of the Agreement, the anticipated timing of holding the Special Meeting and the receipt of necessary approvals including shareholder, Toronto Stock Exchange, regulatory and other third party approvals. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking information is based on reasonable assumptions that have been made by the Company as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to differ materially from statements in this press release regarding our intentions including, without limitation, risks and uncertainties regarding: accidents; equipment breakdowns; commodity prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2018. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.

(1)NON-GAAP MEASURES: “Total cash costs” are common financial performance measures in the gold mining industry but with no standard meaning under US GAAP. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. The measure, along with sales, is considered to be a key indicator of a Company’s ability to generate earnings and cash flow from its mining operations. Total cash cost figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently. Total cash costs are derived from amounts included in the statement of operations and include direct mining costs and site general and administrative costs. The direct mining costs shown on the table below include mine site operating costs such as mining, processing, smelting, refining, third party transportation costs, advanced minimum royalties and production costs less silver metals revenues. Management has determined that silver metals revenues when compared with gold metals revenues, are immaterial and therefore are considered a by-product of the production of gold.